Exhibit 4.4

Exhibit A

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS.  THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.  HOLDERS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.  THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN THE FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

ANGION BIOMEDICA CORP.

CONVERTIBLE PROMISSORY NOTE

                       , 20

Subject to the terms and conditions of this Convertible Promissory Note, for good and valuable consideration received, Angion Biomedica Corp., a Delaware corporation (the “Company”) whose address is 51 Charles Lindbergh Boulevard, Uniondale, New York 11553, promises to pay to [                      ] the principal amount of [                 ] Dollars U.S. currency ($[        ]), together with simple interest accrued on the unpaid principal amount of this Convertible Note from the Interest Commencement Date (as defined below) until the earlier of (i) the payment to the Holder (as defined herein) in cash of such unpaid principal amount and unpaid accrued interest thereon and (ii) the conversion of this Convertible Note, paid at the rate of 12.0% per annum, based on a 365-day year, on the terms set forth in Section 2 herein.  Capitalized terms used herein but not otherwise defined are as defined in the Subscription  Agreement.

This Convertible Promissory Note (the “Convertible Note”) is issued as part of a series of similar notes to be issued pursuant to the terms of that certain Convertible Note Subscription  Agreement, dated as of                        , 20  , by and among the Company and the persons and entities listed on the Schedule of Investors thereof (the “Subscription Agreement”).

The following is a statement of the rights of the holder of this Convertible Note and the terms and conditions to which this Convertible Note is subject, and to which the holder hereof, by the acceptance of the Convertible Note agrees:

1.                                      Certain Definitions.  Unless the context otherwise requires, as used in this Convertible Note, the following terms will have the following meanings:

(a)                                 “Cap Price” means $[18.00] per share of Conversion Shares (such amount to be adjusted appropriately for stock splits, stock dividends, combinations, recapitalizations and the like).

(b)                                 “Change in Control” means (i) a transaction or series of related transactions (other than a merger or consolidation) in which a person, or a group of related persons, acquires from stockholders of the Company shares representing more than 50% of the outstanding voting power of the Company; (ii) a merger or consolidation in (x) which the Company is a constituent party or (y) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except (1) any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (A) the surviving or resulting corporation; or (B) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (2) a merger effected exclusively to change the domicile of the Company; or (iii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company; provided, that a Change in Control shall not include any transaction or series of related transactions principally for bona fide equity financing purposes (including, but not limited to, a Qualified Financing) in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof occurs.

(c)                                  “Common Stock” shall mean the Company’s common stock, par value $0.01 per share.

(d)                                 “Company” means Angion Biomedica Corp. and any corporation which succeeds to, or assumes the obligations of, Angion Biomedica Corp. under this Convertible Note in accordance with the terms hereof.

(e)                                  “Conversion Price” shall mean:

with respect to a conversion pursuant to Sections 3(a) or 3(b) below,  [the lesser of (a)] the Cap Price[, or (b) eighty percent (80%) of the lowest price per share of the securities sold by the Company in the Qualified Financing or Non-Qualified Financing, as applicable];

with respect to a conversion pursuant to Sections 3(c) or 3(d), in the case of a Qualified Public Company Event or Non-Qualified Public Company Event that is an IPO, [the lesser of (a)] the Cap Price[, or (b) eighty percent (80%) of the lowest price per share of the securities sold by the Company in the IPO];

with respect to a conversion pursuant to Sections 3(c) or 3(d), in the case of a Qualified Public Company Event or Non-Qualified Public Company Event that is not an IPO, [the lesser of (a)] the Cap Price[, or (b) eighty percent (80%) of the opening price on the applicable stock exchange];

with respect to a conversion pursuant to Section 3(e) below, [the lesser of (a)] the Cap Price[, or (b) eighty percent (80%) of the fair market value of the Conversion Shares, as determined in good faith by the Company’s Board of Directors in its reasonable discretion]; and

with respect to a conversion pursuant to Section 3(f) below, [the lesser of (a)] the Cap Price[, or (b) eighty percent (80%) of the fair market value of the Conversion Shares, as determined in good faith by the Company’s Board of Directors in its reasonable discretion, subject to the following requirements: (1) if the successor or surviving entity (or any parent thereof) is a publicly traded issuer, the value of any stock received in the applicable Change in Control, will be determined by a volume-weighted average price per share on the applicable stock exchange for the twenty (20) days prior to the closing of the Change in Control; and (2) the value of any other non-cash consideration will be determined in accordance with the agreement governing such Change in Control].

(f)                                   “Conversion Shares” shall, for purposes of determining the type of Equity Securities issuable upon conversion of the Convertible Notes, mean:

                                                if the Convertible Notes are converted to equity pursuant to Section 3(a) below, the securities issued in the Qualified Financing;

                                                if the Convertible Notes are converted to equity pursuant to Section 3(b) below, the securities issued in the Non-Qualified Financing; and

                                                if the Convertible Notes are converted to equity pursuant to Sections 3(c), 3(d), 3(e) and 3(f) below, shares of common stock of the Company (or any successor).

(g)                                  “Convertible Note” means this Convertible Promissory Note of the Company issued pursuant to the Subscription Agreement.

(h)                                 “Event of Default” has the meaning given in Section 5 hereof.

(i)                                     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(j)                                    “Holder,” “Holder of this Convertible Note,” or similar terms, when the context refers to a holder of this Convertible Note, will mean any person or entity who at the time in question is the registered holder of this Convertible Note.

(k)                                 “Interest Commencement Date” shall mean the date on which interest due and payable under this Convertible Note shall commence, which date shall be               , 20  .

(l)                                     “IPO” shall mean an underwritten initial public offering of the Company’s Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended.

(m)                             “Maturity Date” shall mean               , 20  .

(n)                                 “Non-Qualified Financing” shall mean the closing of the sale by the Company of its preferred stock (or, in connection with or following a Public Company Event, the sale by the Company or any successor of its common stock) in an equity financing transaction in one or more closings with gross proceeds of less than $75,000,000 (including the conversion of any indebtedness).

(o)                                 “Non-Qualified Public Company Event” shall mean any transaction pursuant to which the Company’s Common Stock becomes registered under Section 12(b) of the Exchange Act and trades on the New York Stock Exchange or the Nasdaq Stock Market and in which either (i) the Company, in the case of an IPO, receives gross proceeds to the Company of less than $75,000,000 (including the conversion of any indebtedness and excluding underwriting discount and commissions) or (ii) the resulting market capitalization of the Common Stock of the Company is less than $150,000,000.

(p)                                 “Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Company to the Holder of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of this Convertible Note, including, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by the Company hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

(q)                                 “Qualified Financing” shall mean the closing of the sale by the Company of its preferred stock (or, in connection with or following a Public Company Event, the sale by the Company or any successor of its common stock) in an equity financing transaction in one or more closings with gross proceeds of at least $75,000,000 (including the conversion of any indebtedness).

(r)                                    “Qualified Public Company Event” shall mean any transaction pursuant to which the Company’s Common Stock becomes registered under Section 12(b) of the Exchange Act and trades on the New York Stock Exchange or the Nasdaq Stock Market and in

which either (i) the Company, in the case of an IPO, receives gross proceeds to the Company of at least $75,000,000 (including the conversion of any indebtedness and excluding underwriting discount and commissions) or (ii) the resulting market capitalization of the Common Stock of the Company is at least $150,000,000.

(s)                                   “Requisite Holders” shall mean the holders of the Convertible Notes issued pursuant to the Subscription Agreement representing a majority of the principal amount of all Convertible Notes then outstanding.

2.                                      Maturity, Payment of Interest, Prepayment and Application of Payment.

(a)                                 Unless otherwise converted or repaid as provided herein, the outstanding principal under this Convertible Note and accrued interest thereon will be immediately due and payable in full on demand at any time after the earlier to occur of (i) the Maturity Date, (ii) the occurrence of a Change in Control, and (iii) when, upon or after the occurrence of an Event of Default, such amounts are declared due and payable by the Requisite Holders (as defined below) or made automatically due and payable in accordance with the terms hereof.

(b)                                 The outstanding principal balance of this Convertible Note shall bear interest at the rate stated above from the Interest Commencement Date until the earlier to occur of: (i) conversion pursuant to Section 3 hereof or (ii) the payment in full of the principal and all accrued but unpaid interest of this Convertible Note; provided that upon the occurrence or existence of an Event of Default described in Section 5(a) hereof, the outstanding principal balance of the Convertible Note shall bear interest at the greater rate of 15% per annum and the maximum rate permitted under applicable law.

(c)          With the prior written consent of the Holder of this Convertible Note, the Company may prepay this Convertible Note in whole or in part; provided that  any such prepayment will be applied first to the payment of expenses due under this Convertible Note, second to interest accrued on this Convertible Note and third, if the amount of prepayment exceeds the amount of all such expenses and accrued interest, to the payment of principal of this Convertible Note.

(d)         Each of the Convertible Notes shall rank equally without preference or priority of any kind over one another, and all payments and recoveries under any other agreement to be entered into in connection with the Subscription Agreement, payable on account of principal and interest on the Convertible Notes shall be paid and applied ratably and proportionately on the balances of all outstanding Notes on the basis of their original principal amount.  Subject to Section 3 and the foregoing provisions of this Section 2, all payments will be applied first to the repayment of accrued fees and expenses under this Note, then to accrued interest until all then outstanding accrued interest has been paid in full, and then to the repayment of principal until all principal has been paid in full.  If after all applications of such payments have been made as provided in this Section 2, then the remaining amount of such payment that are in either case in excess of the aggregate balance of all outstanding Convertible Notes, shall be returned to the Company.

3.                                      Conversion.

(a)                                 Mandatory Conversion Upon Closing of Qualified Financing.  Unless earlier repaid or converted pursuant to the terms hereof, the outstanding principal amount of this Convertible Note and unpaid accrued interest thereon, or any portion thereof, shall be automatically converted into Conversion Shares upon the closing of such Qualified Financing.  The number of Conversion Shares to be issued upon such conversion shall be equal to the quotient obtained by dividing (i) such amount of such outstanding principal and unpaid accrued interest thereon on the date of conversion, so specified by the Holder for conversion, by (ii) the applicable Conversion Price.    The issuance of Conversion Shares pursuant to the conversion of this Convertible Note shall be upon and subject to the same terms and conditions applicable to the securities sold in the Qualified Financing.

(b)                                 Voluntary Conversion Upon Closing of Non-Qualified Financing.  Unless earlier repaid or converted pursuant to the terms hereof, the outstanding principal amount of this Convertible Note and unpaid accrued interest thereon, or any portion thereof, at the election of the Holder, upon delivery of written notice to the Company within five (5) days prior to the closing of a Non-Qualified Financing, may be converted into Conversion Shares upon the closing of such Non-Qualified Financing.  The number of Conversion Shares to be issued upon such conversion shall be equal to the quotient obtained by dividing (i) such specified amount of such outstanding principal and unpaid accrued interest thereon on the date of conversion, so specified by the Holder for conversion, by (ii) the applicable Conversion Price.  At least ten (10) days prior to the closing of the Non-Qualified Financing, the Company shall deliver notice to the holder of each Convertible Note at the address last shown on the records of the Company for such holder or given by such holder to the Company for the purpose of notice (or, if no such address appears or is given, at the place where the principal executive office or residence of such holder is located), notifying such holder of the terms of the Non-Qualified Financing and offering the holder an opportunity to convert in accordance with the terms hereof.  The issuance of Conversion Shares pursuant to the conversion of this Convertible Note shall be upon and subject to the same terms and conditions applicable to the securities sold in the Non-Qualified Financing.

(c)                                  Mandatory Conversion Upon Qualified Public Company Event.  Unless earlier repaid or converted pursuant to the terms hereof, the outstanding principal amount of this Convertible Note and unpaid accrued interest thereon, or any portion thereof, shall be automatically converted into Conversion Shares upon the closing of such Qualified Public Company Event.  The number of Conversion Shares to be issued upon such conversion shall be equal to the quotient obtained by dividing (i) such specified amount of such outstanding principal and unpaid accrued interest thereon on the date of conversion, so specified by the Holder for conversion, by (ii) the applicable Conversion Price.

(d)                                 Voluntary Conversion Upon Closing of Non-Qualified Public Company Event.  Unless earlier repaid or converted pursuant to the terms hereof, the outstanding principal amount of this Convertible Note and unpaid accrued interest thereon, or any portion thereof, at the election of the Holder, upon delivery of written notice to the Company within five (5) days prior to the closing of a Non-Qualified Public Company Event, may be converted into Conversion Shares upon the closing of such Non-Qualified Public Company Event.  The number of Conversion Shares to be issued upon such conversion shall be equal to the quotient obtained by dividing (i) such specified amount of such outstanding principal and unpaid accrued interest thereon on the date of conversion, so specified by the Holder for conversion, by (ii) the applicable Conversion Price.  At least ten (10) days prior to the closing of the Non-Qualified Public Company Event, the Company shall deliver notice to the holder of each Convertible Note at the address last shown on the records of the Company for such holder or given by such holder to the Company for the purpose of notice (or, if no such address appears or is given, at the place where the principal executive office or residence of such holder is located), notifying such holder of the terms of the Non-Qualified Public Company Event and offering the holder an opportunity to convert in accordance with the terms hereof.

(e)                                  Voluntary Conversion at Maturity.  Unless earlier repaid or converted pursuant to the terms hereof, the outstanding principal amount of this Note and unpaid accrued interest thereon, or any portion thereof, at the election of the Holder, upon delivery of written notice to the Company on or after the Maturity Date, may be paid in cash or, if a Qualified Financing or Qualified Public Company Event has not occurred prior to Maturity Date, converted into Conversion Shares.  The number of Conversion Shares to be issued upon conversion shall be equal to the quotient obtained by dividing (i) such specified amount of such outstanding principal and unpaid accrued interest thereon, so specified by the Holder for conversion, by (ii) the applicable Conversion Price.

(f)                                   Voluntary Conversion Upon Change in Control.  Unless earlier repaid or converted pursuant to the terms hereof, the outstanding principal amount of this Convertible Note and unpaid accrued interest thereon, or any portion thereof, at the election of the Holder, upon delivery of written notice to the Company within five (5) days prior to the closing of a Change in Control may be paid in cash or converted into Conversion Shares immediately prior to the consummation of such Change in Control.  The number of Conversion Shares to be issued upon conversion shall be equal to the quotient obtained by dividing (i) such outstanding principal amount and unpaid accrued interest thereon on the date of conversion, so specified by the Holder for conversion, by (ii) the applicable Conversion Price.

(g)                                  Mechanics and Effect of Conversion; Release.  Upon a conversion of this Convertible Note pursuant to Sections 3(a) through 3(f) above, the Holder of this Convertible Note shall surrender this Convertible Note, duly endorsed, at the principal offices of the Company or any transfer agent for the Company together with a Conversion Notice in the Form of Exhibit A-1 hereto.  The Company shall, as soon as practicable after receipt of such notice, issue and deliver at such office to Holder a certificate or certificates for the number of Conversion Shares to which such Holder shall be entitled as aforesaid.  No fractional Conversion Shares shall be issued upon conversion of the Convertible Note.  In lieu of any fractional shares to which the Holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the applicable Conversion Price.  After having delivered the share certificates to the Holder and having paid any cash for fractional shares to the Holder, the Company will be forever released from all its obligations and liabilities under this Convertible Note, including without limitation the obligation to pay the principal amount or accrued interest.

(h)                                 Reservation of Stock.   If the number of the shares of preferred stock or common stock of the Company issuable upon the conversion of this Convertible Note or other securities authorized and reserved for issuance upon conversion of this Convertible Note shall not be sufficient to effect the conversion of this Convertible Note, then the Company shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of preferred stock or common stock, as applicable, of the Company issuable upon the conversion of this Convertible Note or other securities issuable upon conversion of this Convertible Note as shall be sufficient for such purpose.

4.                                      Assignment.  The rights and obligations of the Company and the Holder of this Convertible Note will be binding upon and inure to the benefit of the successors, assigns, heirs, administrators and transferees of the parties.  The right to the principal of, and stated interest on, this Convertible Note may be transferred only through a book entry system maintained by the Company in conformance with Internal Revenue Code Regulation Section 1.871-14(c).  The Company may not assign, pledge or otherwise transfer this Convertible Note without the prior written consent of the Requisite Holders.

5.                                      Events of Default.  The occurrence of any of the following shall constitute an “Event of Default” under this Convertible Note and the Subscription Agreement:

(a)                                 Failure to Pay.  The Company shall fail to pay (i) when due any principal or interest payment on the due date hereunder or (ii) any other payment required under the terms of this Convertible Note on the date due and such payment shall not have been made within five (5) days of the Company’s receipt of the Holder’s written notice to the Company of such failure to pay.

(b)                                 Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing.

(c)                                  Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement.

(d)                                 Default.  Any default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company (or the payment of which is guaranteed by the Company), whether such indebtedness or guarantee now exists, or is created after the date hereof, if the Company has failed to cure such default within thirty (30) days after the receipt of written notice of the default.

(e)                                  Covenants.  The Company fails or neglects to perform, keep or observe any other term, provision, covenant or agreement contained in the Subscription Agreement and as to any such default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within thirty (30) days after the occurrence of such default.

6.                                      Rights of Holder upon Default. Upon the occurrence or existence of any Event of Default described in Section 5(a), 5(d) or 5(e) and at any time thereafter during the continuance of such Event of Default, the Holder may, with the consent of the Requisite Holders, by written notice to the Company, declare all outstanding Obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived.  Upon the occurrence or existence of any Event of Default described in Section 5(b) or 5(c), immediately and without notice, all outstanding Obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived.  In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default and subject to the consent of the Requisite Holders, the Holder may exercise any other right power or remedy granted to it by the Subscription Agreement or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

7.                                      Subordination.  This Convertible Note and the other Convertible Notes issued pursuant to the Subscription Agreement shall be junior in right of payment to all Senior Indebtedness (as defined below), pari passu with the Existing Notes and senior to all other indebtedness of the Company.  “Senior Indebtedness” shall mean, unless expressly subordinated to or made on a parity with the amounts due under the Convertible Note, the principal of (and premium, if any), unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement and other amounts due in connection with, indebtedness for borrowed money of the Company, incurred from time to time prior to or following the issuance hereof, to banks, commercial finance lenders, equipment lessors or other lending institutions regularly engaged in the business of lending money (excluding any indebtedness convertible by its terms into equity securities of the Company); provided, that, until such time , if ever, that the Company completes a Qualified Financing, the aggregate principal amount of any such Senior Indebtedness shall not exceed the greater of  $5 million or 50% of the principal amount of the Notes then outstanding at any time.  By acceptance of this Convertible Note, the Holder agrees to execute and deliver customary forms of subordination agreement requested from time to time by holders of Senior Indebtedness, and as a condition to the Holder’s rights hereunder, Company may require that the Holder execute such forms of subordination agreement; provided that such forms shall not impose on Holder terms materially less favorable than those provided herein.

8.                                      Waiver and Amendment.  The amendment or waiver of any term of this Convertible Note, the resolution of any controversy or claim arising out of or relating to this Convertible Note and the provision of notice shall be governed and conducted pursuant to the terms of the Subscription Agreement.

9.                                      Lost Documents.  Upon receipt by the Company of evidence and indemnity satisfactory to it of the loss, theft, destruction or mutilation of, and upon surrender and cancellation of this Convertible Note, if mutilated, the Company will make and deliver in lieu of this Convertible Note a new note of the same series and of like tenor and unpaid principal amount and dated as of the date to which interest, if any, has been paid on the unpaid principal amount of this Convertible Note.

10.                               Expenses.  If action is instituted to collect this Convertible Note, the Company promises to pay all costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred in connection with such action.  The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

11.                               Governing Law.  This Convertible Note shall be governed by, and construed in accordance with, the laws of the State of New York, excluding that body of law relating to conflict of laws.

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IN WITNESS WHEREOF, the Company has caused this Convertible Note to be issued as of the day and year as first written above.

Angion Biomedica Corp.

By:
Jay Venkatesan
Chief Executive Officer

ACCEPTED AND AGREED:

By:

Name:

Title:

EXHIBIT A-1

TO CONVERTIBLE PROMISSORY NOTE

NOTICE OF CONVERSION

To:                            Angion Biomedica Corp.

(1)                                 The undersigned hereby elects to convert the attached Convertible Promissory Note pursuant to the terms of the attached Convertible Note.

(2)                                 In converting such Convertible Promissory Note, the undersigned hereby confirms and acknowledges that the representations and warranties set forth in Section 3 of the Crossover Note Subscription  Agreement, dated as of                , 20   (the “Subscription  Agreement”) remain true and correct concerning the Holder as of the date hereof, that the shares of capital stock of Angion Biomedica Corp. are being acquired solely for the account of the undersigned and not as a nominee for any other party, and for investment, and that the undersigned will not offer, sell or otherwise dispose of any such shares of capital stock (or Common Stock issued upon conversion thereof) except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any state or foreign securities laws or unless pursuant to Rule 144 of such Securities Act.

(3)                                 Please issue a certificate or certificates representing said shares of             Stock in the name of the undersigned or in such other name as is specified below:

Print Name

Sign Name

Date